Exhibit 10.30
FIFTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of January 1, 2009)

(Amending to remove IRC Section 162(m) permitted delay provisions)

Purpose and Background:

A.The Prudential Supplemental Retirement Plan (the “Supplemental Plan”) was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.Pursuant to Section 8.01(b) of the Supplemental Plan, the Executive Vice President, Chief Human Resources Officer (or successor thereto) (“EVP HR”) of The Prudential Insurance Company of America ("Prudential") may adopt minor amendments to the Supplemental Plan without the approval of the Compensation Committee of the Board of Directors of Prudential that are necessary or advisable for purposes of compliance with applicable laws and regulations.

C.Due to legislative changes made to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the EVP HR deems it advisable to amend Section 5.08 of the Supplemental Plan to remove the provisions that required the Committee (as defined in the Supplemental Plan) to delay making a payment to a participant if the Committee reasonably anticipated that the payment would not be deductible under Section 162(m).

D.The EVP HR has determined that the foregoing amendments are within the scope of authority granted to the EVP HR under the terms of the Supplemental Plan.

Resolutions:

1.Effective as of January 1, 2018, Section 5.08 of the Supplemental Plan is amended and restated to read as follows:

5.08    Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee's reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, however, that any payment delayed pursuant to this Section 5.08 shall be paid in accordance with Section 409A on the earliest date in which the Company reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

2.All capitalized terms not defined herein shall have the meanings ascribed to them in the Supplemental Plan.

3.Except where otherwise expressly amended herein, the Supplemental Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 18, 2020	/s/ Lucien Alziari
Lucien Alziari
Executive Vice President,
Chief Human Resources Officer